Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 17th day of August, 2016 by and between Equity One, Inc., a Maryland corporation (the “Company”), and Thomas A. Caputo, an individual residing at 16 Chieftans Road, Greenwich, CT 06831 (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below, commencing immediately after the scheduled expiration of Consultant’s period of employment under the Employment Agreement between Consultant and the Company dated June 25, 2014 (the “Employment Agreement”).

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Term. The period of Consultant’s availability to perform Services (as defined below) and performance of Services shall begin effective January 1, 2017 (the “Effective Date”) and shall continue for a period of one year, unless sooner terminated in accordance with the provisions hereof (the “Term”).

2. Services.

(a) Nature and Time Commitment. Consultant may perform services requested by the Company or undertaken at his own initiative, including the duties and tasks described in Exhibit A (“Services”). In connection with the performance of Services, Consultant shall have the authority to execute confidentiality agreements and non-binding letters of intent on behalf of Equity One Acquisition Corp. with respect to potential acquisitions in the capacity of “Authorized Representative.” Consultant shall not be obligated to devote any minimum amount of time to performance of the Services.

(b) No Delegation. Consultant acknowledges and agrees that the Company entered into this Agreement to retain the Consultant to perform the Services personally. The Services are unique to the Company. The Company has determined that Consultant is exceptionally qualified to perform them by virtue of his personal relationships, knowledge and experience. Therefore, Consultant shall not delegate the performance of the Services to other individuals without the consent of the Company; provided that Consultant may utilize and collaborate with Company personnel in the performance of the Services.

(c) Company Contact. Consultant’s contact at the Company regarding this Agreement and the performance of the Services shall be the Company’s Chief Executive Officer.

3. Compensation. The Company shall pay Consultant a monthly fee of thirty thousand dollars ($30,000.00) (the “Retainer Fee”) during the Term. The Retainer Fee for each calendar month shall be payable on the last day of the month. In the event that the Term ends on any date other than the last day of a calendar month, Consultant shall be paid a pro rata portion of the Retainer Fee for that month by the last day of the month.

4. Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by him in the performance of Services, including travel expenses, upon the presentation of itemized statements of such expenses; provided that Consultant’s expenses shall not exceed five thousand dollars ($5,000.00) in any month during the Term without prior written authorization from the Company. Consultant shall maintain detailed records of such expenses in such form as the Company may reasonably request and shall provide such records to the Company no less frequently than monthly. Consultant shall not be entitled to use a Company credit card. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Consultant in connection with his business travel shall be retained by Consultant for his personal use.

5. Benefits. As an independent contractor, Consultant acknowledges that he does not have the right to participate in any of the Company’s employee benefit plans or perquisites. Consultant further acknowledges that in accordance with the ending of his employment under the Employment Agreement, from and after the Effective Date, Consultant is no longer entitled, and the Company shall no longer provide, Consultant with daily transportation service by car or with a Company office. Consultant further disclaims any intention or right to participate in any of the Company’s employee benefit plans or perquisites and waives any such right even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee.

6. Office. To help enable Consultant to perform Services, the Company shall provide information technology and related equipment for Consultant’s use in a home office or while on the road and shall provide reasonable related support in establishing that office.

7. Company Books and Records. During the Term, Consultant may retain “Company Records” (as defined in the Employment Agreement, the definition of which is hereby incorporated in this Agreement); provided that upon the earlier of a request by the Company or the termination of the Term (regardless of the reason), Consultant shall immediately deliver to the Company all Company Records, Confidential Information (as defined below), and any other Company property in Consultant’s possession, including all lists, books, records, schedules, data and other information of every kind relating to or connected with the Company and its activities, business and customers.

8. Reports. Consultant shall from time to time during the Term keep the Company advised as to Consultant’s progress in performing the Services and shall, as requested by the Company, prepare written reports with respect thereto.

9. Confidentiality. “Confidential Information” has the same meaning as in the Employment Agreement. Specifically, it means all trade secrets and confidential or proprietary information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

10. Recognition of Company Rights. Consultant shall not, at any time, without the Company’s prior written permission, either during or after the Term, (i) disclose any Confidential Information to anyone outside of the Company unless such party has agreed in writing to maintain the confidentiality of such Confidential Information or is under a fiduciary obligation to do so, or (ii) use or permit to be used any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. Consultant shall cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information.

11. Rights of Others. Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. Consultant agrees to be bound by the terms of such agreements in the event Consultant has access to such Confidential Information.

12. Prior Agreements. Consultant agrees that Consultant shall not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

13. Avoidance of Conflict of Interest. Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof, and further certifies that Consultant shall not enter into such conflicting agreement during the Term. Consultant shall advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. Consultant shall take whatever action is requested by the Company to resolve any conflict or appearance of conflict which it finds to exist. Consultant further represents and warrants that he has full power and authority to enter into this Agreement and perform his obligations hereunder.

14. Non-Interference with Business Relationships. Consultant acknowledges that, in connection with performing the Services, Consultant will necessarily gain access to certain of the Company’s Confidential Information and goodwill. The Company would not provide Consultant with such access or retain Consultant to perform Services absent this Agreement. Accordingly, and in view of Consultant’s access to the Company’s trade secrets, Confidential Information, proprietary know-how, and knowledge of the Company resulting from Consultant’s relationship with the Company hereunder, Consultant agrees that during the Term and for a period of one (1) year after the Term, regardless of the reasons for the termination of the Term, Consultant shall not, without the prior written consent of the Company, directly or indirectly interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company (or any of its subsidiaries) and any tenant, investor, customer, supplier, sales representative, or consultant of the Company (or any of its subsidiaries).

15. Exclusivity. Also, in order to protect the Company’s Confidential Information and goodwill, during the Term, Consultant shall not, without the prior written consent of the Company directly or indirectly, enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed during the Term (a “Competing Entity”) or any person or entity that owns or operates retail real estate (a “Retail Owner/Operator”) in the Territory (as defined herein). For purposes of this Agreement, the “Territory” means any state or with respect to any region of the United States (as the Company defines regions for its business purposes), in either case in which the Company conducts material operations (defined as accounting for ten percent (10%) or more of the Company’s revenue) or owns assets the value of which totals ten percent (10%) or more of the total value of the Company’s assets, at any time during the Term. For the avoidance of doubt, during the Term, Consultant may not serve on the board of directors of a Competing Entity or Retail Owner/Operator, nor may Consultant provide consulting services for any Competing Entity or Retail Owner/Operator. Notwithstanding the foregoing, Consultant shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity or Retail Owner/Operator. During the Term, Consultant shall promptly keep the Company apprised of all business opportunities of which Consultant becomes aware relating to any business of the Company (including but not limited to all real estate investment opportunities), existing or proposed, in the Territory. Consultant may not pursue any such opportunity for his own account or for others unless he has first offered such opportunity to the Company on at least as favorable terms with a reasonable opportunity to consider such terms.

16. Acknowledgement of Restrictions. Consultant agrees that the restrictions imposed in this Agreement are fair and reasonable and are reasonably required for the protection of the Company.

17. Insurance; Indemnity. In the absence of gross negligence or willful misconduct by Consultant in the performance of the Services hereunder, Company shall indemnify Consultant and hold Consultant harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of Consultant’s performance of the Services; provided that (i) the Company shall retain ultimate control over the investigation and defense (including but not limited to the selection of counsel) of any such claim; (ii) the Company shall have the right to settle any such claim; and (iii) the Company shall not indemnify Consultant for any breach of this Agreement. Consultant shall also be covered by the Company’s general liability insurance coverage to the fullest extent permitted by such insurance policies. Consultant shall indemnify and hold the Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon (i) the Company’s use of materials or other property that Consultant allegedly misappropriated from a third party; and (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes; provided that such indemnification shall not extend to the employer share of FICA taxes; or (ii) resulting from Consultant’s being determined not to be an independent contractor.

18. Termination. During the Term of the Agreement, Consultant may terminate the Agreement upon thirty (30) days’ written notice to the Company. Upon such termination, Consultant shall be entitled only to the Retainer Fees earned for the Services performed and reimbursement of Consultant’s expenses in accordance with the terms of this Agreement. The Company may terminate the Agreement at any time immediately upon written notice to the Consultant during the Term; provided that in such an event, unless Consultant has breached the Agreement, the Company shall be obligated to pay Consultant the remainder of the Retainer Fees during the Term regardless of whether Consultant provides any Services to the Company thereafter.

19. Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign any or all of its rights and obligations under this Agreement without Consultant’s written consent to any affiliate or to another third party affiliate by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate without the necessity that this Agreement be re-executed. Any attempted assignment, delegation or transfer by a third party hereto in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

20. Independent Contractor; Taxes. Nothing in this Agreement shall in any way be construed to render Consultant to be agent or employee of the Company. Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all taxes, including without limitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to Consultant and any person who performs Services in connection with this Agreement. Except insofar as it would preclude the Consultant from providing the Services under this Agreement or violate Section 2, 9, 10, 11, 12, 13, 14 or 15 hereof, Consultant is free to perform services for any other company or person. Consultant further acknowledges and agrees to the following:

(a) While providing Services, Consultant is, and shall at all times be and remain, an independent contractor;

(b) Nothing in this Agreement or otherwise shall be construed as identifying Consultant as an employee, agent or legal representative of the Company or any of the Company’s related or affiliated entities during the Term for any purpose whatsoever;

(c) Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in writing by the Company or to the extent authorized in Paragraph 2(a);

(d) While Consultant will receive instruction on the objects and goals for which he is responsible, the Company has no right to control the manner in which Consultant performs Services under this Agreement and Consultant is free to perform Services in the manner Consultant deems fit and in accordance with recognized standards for such services; and

(e) If, at any time, Consultant’s status with the Company as an independent contractor changes or Consultant is ever deemed to be an employee of the Company, each of the covenants set forth above and this Agreement remains in full force and effect in its entirety until and unless it is replaced with a subsequent and superseding agreement.

21. Equitable Relief. Consultant and the Company agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach by Consultant of any part(s) of Sections 9 through 15 of this Agreement. Accordingly, Consultant and the Company agree that if Consultant breaches this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of Sections 9 through 15 only. Consultant and the Company further agree that no bond or other security shall be required in obtaining such equitable relief and Consultant and the Company, hereby consent to the issuances of such injunction and to the ordering of such specific performance.

22. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

23. Amendment. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

24. Expiration of Employment Period. The parties agree that the “Employment Period” under the Employment Agreement will not be extended beyond the end of its initial term and, accordingly, the Employment Period and Consultant’s employment with the Company will end on December 31, 2016, which shall constitute the End of Term Date under the Employment Agreement (the “End of Term Date”). Consultant will cease to serve as an officer, director and trustee of the Company and all of its subsidiaries on the End of Term Date, and this Agreement shall constitute Consultant’s resignation from all such positions, including his position as President of the Company, as of the End of Term Date. The parties agree that, for purposes of Section 8(h) of the Employment Agreement, the termination of Consultant’s employment with the Company on the End of Term Date as contemplated herein shall not be deemed to be a voluntary termination by Consultant for other than “Good Reason” or a termination by the Company for “Cause” (both as defined in the Employment Agreement), and, as a result, upon such termination, Consultant will have the right to exercise all vested stock options within the six (6) month period immediately following such termination; provided that such six-month period shall not be deemed to extend the expiration date of any stock option beyond the date stated in such stock option, and such stock option shall no longer be exercisable upon the lapse of such six-month period or (if sooner) upon the date specified in such stock option. For avoidance of doubt, the parties also hereby agree that, in accordance with Section 8(g) of the Employment Agreement, the termination of Consultant’s employment on the End of Term Date as contemplated herein shall not be deemed a termination by the Company without Cause or by Consultant for Good Reason pursuant to the Employment Agreement as such termination is occurring upon the expiration of the Employment Period.

25. Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying the same shall be binding upon either party hereto unless in a written document and which is signed by the party to be bound thereby; provided that, except for the provisions of Section 24 that relate to the Employment Agreement, this Agreement is not intended to supersede the Employment Agreement or affect Consultant’s post-employment obligations as set forth in the Employment Agreement (including in Sections 9, 10, 11, 12, and 18 of the Employment Agreement).

26. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York, without regard to its conflicts of law doctrine. To the extent any court action is permitted pursuant to Section 21 or 27, each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Manhattan, New York, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the courts of the State of New York or the United States District Court for the Southern District of New York, in each case, located in Manhattan, New York. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.

27. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Consultant’s performance of the Services shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Expedited Procedures of the Commercial Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The prevailing party in any such arbitration shall be entitled to the fees charged by AAA for administering the arbitration and the fees charged by the arbitrator for his or her services. In the event that any person or entity other than Consultant or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. This Section shall be subject to enforcement through specific enforcement. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate or enforcing an arbitration award made an accordance with this Section; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

28. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally, mailed by certified or registered mail (return receipt requested) or delivered by overnight courier service as follows:

To the Company:	410 Park Avenue
New York, NY 10022
Attention: Chief Executive Officer
Facsimile	(212) 253-4149

To Consultant:	16 Chieftans Road
Greenwich, CT 06831

With a copy to:	Jack A. Gordon, Esq.
Kent, Beatty & Gordon, LLP
Eleven Times Square
New York, NY 10036

or, in each case, to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

29. No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

30.	Counterparts. This Agreement may be signed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Consulting Agreement as of the day and year first above written.

/s/ Thomas A. Caputo	/s/ David R. Lukes
Thomas A. Caputo	Equity One, Inc.,
Consultant	a Maryland corporation
By: David R. Lukes
Title: Chief Executive Officer

EXHIBIT A - SERVICES

•	Consultant shall seek property acquisition candidates and opportunities for the Company.

•	Consultant shall assist the Company in analyzing, bidding for, negotiating and closing acquisitions, subject to the approval of proposed terms by the Company.

•	Consultant shall assist the Company in identifying property disposition candidates and in analyzing, negotiating and closing dispositions, subject to the approval of proposed terms by the Company.

•	Consultant shall assist the Company in evaluating cap rates and fair market values for the Company’s properties in connection with the Company’s IFRS reconciliation reporting obligations.